Exhibit 10
NOTICE OF REDEMPTION
GT 2005 BONDS B.V.
US$420,000,000 10.25% Guaranteed Bonds due 2010 (the “Bonds”)
Common Code: 022489194 and ISIN: XS0224891944
Reference is made to the trust deed dated 21 July 2005, as amended and supplemented by the first supplemental trust deed dated 11 June 2007 and the second supplemental trust deed dated 22 July 2009 between GT 2005 Bonds B.V. (the “Issuer”), PT Gajah Tunggal Tbk (the “Guarantor” and The Hongkong and Shanghai Banking Corporation Limited (the “Trustee”) as trustee constituting the Bonds (the “Trust Deed”), and the terms and conditions of the Bonds (the “Conditions”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Trust Deed and the Conditions.
On 12 June 2009, the Issuer and Guarantor invited the holders of the Bonds to offer to exchange (“Exchange Offer”), their outstanding Bonds for new US dollar-denominated Callable Step-Up Guaranteed Secured Bonds due 2014 (the “2014 Bonds”). The 2014 Bonds will be issued by the Issuer and guaranteed by the Guarantor. The Exchange Offer will settle on 24 July 2009.
Pursuant to Condition 8.4, the Issuer has elected to redeem and pay, and will redeem and pay, on 24 July 2009 (the “Redemption Date”), all of the outstanding Bonds that have not been exchanged in connection with the Exchange Offer. The Bonds will be redeemed with the Issuer’s Callable Step-Up at a redemption price (the “Redemption Price”) equal to 100% of the principal amount of the Bonds plus the Cash Amount.
The Bonds become due and payable on the Redemption Date. A portion of the interest due and payable on the Bonds on the 21 July 2009 interest payment date will be capitalized and included in the principal amount of the 2014 Bonds. Unless the Issuer defaults in delivering the 2014 Bonds and the Cash Amount, no interest will be payable on the Bonds for any period subsequent to 21 July 2009. No representation is being made as to the correctness or accuracy of the Common Codes or ISIN numbers listed in this notice of redemption or printed on the Bonds.
The Bonds are issued in global form and delivery shall occur in accordance with the procedures of the Clearing Systems.
A copy of this Notice of Redemption is being sent to all holders of record of the Bonds. This Notice of Redemption will not be applicable to holders of record who have participated in the Exchange Offer. Questions regarding this Notice of Redemption should be directed to the following:
EXCHANGE AGENT
Lucid Issuer Services Limited
Leroy House
436 Essex Road
London
N1 3QP
United Kingdom
Telephone: +44 20 7704 0880
Facsimile: +44 20 7067 9098
Email: gt@lucid-is.com
Attention: Sunjeeve Patel / Yves Theis
By: GT 2005 BONDS B.V.
as Issuer
July 22, 2009